Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SALES FOR MARCH 2008

Philadelphia, PA, April 10, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of March 2008 decreased 7.6% to $54.6 million from $59.1 million reported for the month of March 2007.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales and, to a lesser extent, reduced sales volume from the ongoing closure of certain underperforming stores.  Comparable store sales for March 2008 decreased 6.0% (based on 1,465 locations) versus a comparable store sales increase of 3.6% (based on 1,419 locations) for March 2007.  The comparable store sales decrease of 6.0% for March 2008 was favorably impacted by approximately 1 to 2 percentage points due to the earlier timing of Easter compared to last year (March 23, 2008 compared to April 8, 2007).  The comparable store sales increase of 3.6% for March 2007 was favorably impacted by approximately 4 to 5 percentage points due to having five Saturdays in March 2007 compared to four Saturdays in March 2006, as well as the somewhat earlier timing of Easter in 2007 compared to 2006 (April 8, 2007 compared to April 16, 2006).  During March 2008, the Company opened two stores and closed two stores.  As of the end of March 2008, the Company operates 766 stores, 771 leased department locations and 1,537 total retail locations, compared to 795 stores, 821 leased department locations and 1,616 total retail locations operated at the end of March 2007.

Net sales decreased 3.4% to $139.0 million for the second quarter of fiscal 2008 ended March 31, 2008, from $143.9 million for the same period of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in comparable store sales and, to a lesser extent, reduced sales volume from the ongoing closure of certain underperforming stores and decreased sales from the Company’s leased department and licensed relationships.  Comparable store sales decreased 1.7% during the second quarter of fiscal 2008 (based on 1,394 locations) versus a comparable store sales decrease of 1.6% during the second quarter of fiscal 2007 (based on 1,412 locations).  The comparable store sales decrease of 1.7% for the second quarter of fiscal 2008 was favorably impacted by approximately 1 to 2 percentage points due to having an extra day in February 2008 compared to February 2007 and, to a lesser extent, the earlier timing of Easter.  The comparable store sales decrease of 1.6% for the second quarter of fiscal 2007 was favorably impacted by approximately 1 percentage point due to having one more Saturday in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006.  For the quarter ended March 31, 2008, the Company opened 10 stores and closed 16 stores, including one store closing related to a multi-brand store opening.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “After having seen a nice improvement in our sales trend in January and February, we saw much weaker than planned sales in March, driven by much weaker than planned sales of Spring merchandise.  We attribute our weaker than planned sales for March to: (1) the extremely weak overall economic and retail environment, (2) unseasonably cold weather in March throughout many regions of the United States, especially compared to the more Spring-like weather of last March, which hurt sales of Spring merchandise, and (3) to a lesser extent, some negative impact from the more pregnancy-friendly fit of certain non-maternity fashion trends, such as trapeze and baby-doll dresses and tops.  Importantly, though, we believe this fashion trend is diminishing in importance and prevalence in the Spring 2008 selling season compared to a year ago, and we believe it will continue to diminish, but we believe it is still having some residual negative impact on sales.  As a result of our much weaker than planned sales for March, our sales for the second quarter of $139.0 million were lower than our guidance range of $142 million to $146 million provided in our January 24, 2008 press release, with our comparable store sales decrease of 1.7% for the quarter falling short of our guidance range for a comparable store sales increase of 1.0% to 3.5% for the second quarter.  The weak sales trend we have seen has also resulted in us taking increased markdowns to help manage our inventory level, which has resulted in lower than planned gross margins.  Our gross margins were also hurt due to product cost inflation pressures, which are being felt throughout the apparel industry, as well as from spreading fixed product overhead costs over a smaller than planned sales volume.  With our lower than planned sales and gross margins for the quarter, we project that our second quarter diluted earnings per share will be a loss of between $(0.05) and $(0.10) per share, below our guidance for diluted earnings per common share of between $0.19 per share and $0.35 per share provided in our January 24, 2008 press release.

“Looking forward, we continue to feel very good about our product lines and we expect to see our sales trend improve as we experience more seasonal temperatures compared to a year ago, begin to anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  However, we recognize that we are faced with an extremely and increasingly weak overall economic and retail environment and, thus, we are managing our inventory and expenditures very tightly.  We continue to focus on developing great maternity product under each of our brands and on improving our sales and profitability performance.

“We will report results for our second quarter and hold an investor conference call on Wednesday, April 23, 2008, at which time we will provide additional information related to our results for the second quarter and our future financial guidance.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2008, Mothers Work operates 1,537 maternity locations, including 766 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.